AGREEMENT


     AGREEMENT dated the 7th day of November, 1995, between GENERAL SIGNAL CORPORATION (hereinafter the "Corporation") and GEORGE
FALCONER, (hereinafter "Falconer").
     1.   Falconer will retire effective February 1, 1996.

     2.   Consultation Compensation.
          (a) During the period February 1, 1996 through January 31, 1997, Falconer will be compensated by the Corporation at the rate of $100,000.00 per annum for consulting services, payable monthly commencing February 1, 1996.
          (b) For the year January 1, 1995 through December 31, 1995, Falconer will be fully included in the Company's Incentive Compensation Program as though he had worked full time throughout the year. His bonus will be on the same basis as those employee officers on his level.
          (c) The parties acknowledge that as a consultant, Falconer will be an independent contractor and shall receive a 1099 statement at year end.

     3. Automobile. The Corporation shall transfer title to the Company car Falconer presently uses free and clear of all liens and encumbrances to Falconer on February 1, 1996. Falconer will be responsible for income tax liability arising out of this transfer, if any. Falconer will pay all other taxes including but not limited to all sales and use taxes arising by virtue of this transfer, if any.

     4. Consulting Services and Expenses Incurred by Falconer in Connection Therewith.
         Falconer's consulting services will be reasonably related to his previous work experience with the Corporation, and will be reasonable in time and duration and performed only as authorized and requested by the Chief Executive Officer of the Corporation. Falconer will be reimbursed for reasonable business expenses associated with his consulting services by the Corporation. It is understood that Falconer will pre-clear the particular expenses with the Chief Executive Officer of the Corporation before undertaking those consulting services, and the Corporation agrees not to unreasonably withhold consent to same.

     5. Death or Disability of Falconer. In the event that Falconer dies, or becomes permanently or partially disabled, during the period February 1, 1996 through January 31, 1997, all rights to consulting payments shall cease.

     6. In consideration of the Corporation's compliance with its obligations under this Agreement, Falconer agrees as follows:
          (a) His last day of active day-to-day employment with the Corporation will be January 31, 1996.
          (b) Not to disclose, except with the Corporation's prior written consent, any trade secret including marketing strategy, sales strategy, or confidential and proprietary information that relates in any way to any Corporation actual or anticipated business, research, development, product, sales, financial or human resource activity that he learned of as a result of being an employee of the Company or otherwise.
          (c) Not to make slanderous remarks about the Corporation, its products or employees; provided that, if subpoenaed to give testimony, he shall not be prevented from giving truthful testimony.
          (d) Waives and releases any and all rights or claims that he has, as of the date of the execution of this Agreement, against the Corporation, its affiliated companies or any of their respective officers, directors, agents, employees, successors or assigns. The rights and claims so waived and released shall include, but not be limited to, those arising under local, state and federal statute or common law (including claims of breach of promise and wrongful discharge), and any law relating to sex, age, race, religious, handicap or national origin discrimination (including any claims under Title VII of the Civile Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Employment Act and the Older Worker's Benefit Protection Act).

     7. The Corporation and Falconer agree that this Agreement supersedes any and all prior agreements between them with respect to his early retirement, and this Agreement shall not be modified or altered except in writing by Falconer and a duly authorized representative of the Corporation.

     8. The Corporation and Falconer agree that the purpose of this Agreement is to amicably conclude the employment relationship of the parties as well as to define the rights and obligations of the parties during the life of this Agreement. General Signal further agrees that Falconer shall be entitled to any and all medical, dental, and life insurance benefits which are available to other retirees of General Signal in Falconer's same or similar job level, subject to General Signal's retained right to change, suspend, or terminate such benefits for any or all classes of retirees.

     9. The individual executing this Agreement on behalf of the Corporation represents that he is authorized to enter into this Agreement.

     10. In the event of a breach of this Agreement by any party, the successful party in any litigation shall be entitled to reasonable attorneys fees from the breaching party.

     11. Falconer is advised to consult with an attorney prior to executing this Agreement. By signing this Agreement, Falconer acknowledges that he was afforded a period of at least 21 days within which to consider this Agreement, that he has had sufficient opportunity to consult with the advisors of his choice, and that he has freely, knowingly and voluntarily entered into this Agreement.

     12. To enter into this Agreement, Falconer must execute it by signing and dating it below. Falconer may revoke this Agreement during the seven days after his execution of it. Unless revoked, this Agreement shall become effective and enforceable on the eighth day after it is executed by Falconer.

     13. This Agreement shall be governed by the laws of the State of New York.

     14. If any provision of this Agreement is contrary to, prohibited by, or deemed invalid under any applicable laws or regulations, then such provision shall be deemed severed and deemed omitted but shall not invalidate the remaining provisions hereof.

Dated:  Stamford, Connecticut

        November 7, 1995             GENERAL SIGNAL CORPORATION

                                        By: ______________________
                                           /s/ George Falconer
                                        __________________________
                                        GEORGE FALCONER